-----------------------------
                                                          OMB APPROVAL

                                                   OMB Number     3235-0145
                                                   Expires:  October 31, 2002
                                                   Estimated average burden
                                                   hours per response . . .14.90
                                                   -----------------------------



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)


                         Galaxy Nutritional Foods, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    36317Q104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 April 30, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of the Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


               [ X ]       Rule 13d-1(b)

               [   ]       Rule 13d-1(c)

               [   ]       Rule 13d-1(d)



The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






                               PAGE 1 OF 10 PAGES



-----------------------------------------                                        --------------------------------------
CUSIP No.   36317Q104                                      13G                   Page  2  of  10  Pages
-----------------------------------------                                        --------------------------------------
---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           John Hancock Financial Services, Inc.
           I.R.S. No. 04-3483032

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
      Shares                 -0-

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  -0-

                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  -0-

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None, except through its indirect, wholly-owned subsidiary, John Hancock Advisers, Inc.

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 2 OF 10 PAGES






-----------------------------------------                                        --------------------------------------
CUSIP No.   36317Q104                                      13G                   Page  3  of  10  Pages
-----------------------------------------                                        --------------------------------------
---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           John Hancock Life Insurance Company
           I.R.S. No. 04-1414660

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Commonwealth of Massachusetts

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
      Shares                 -0-

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  -0-

                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  -0-

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None, except through its indirect, wholly-owned subsidiary, John Hancock Advisers, Inc.

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IC, IA, HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 3 OF 10 PAGES





-----------------------------------------                                        --------------------------------------
CUSIP No.   36317Q104                                      13G                   Page  4  of  10  Pages
-----------------------------------------                                        --------------------------------------
---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           John Hancock Subsidiaries, Inc.
           I.R.S. No. 04-2687223

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
      Shares                 -0-

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  -0-

                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  -0-

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None, except through its indirect, wholly-owned subsidiary, John Hancock Advisers, Inc.

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 4 OF 10 PAGES






-----------------------------------------                                        --------------------------------------
CUSIP No.   36317Q104                                      13G                   Page  5  of  10  Pages
-----------------------------------------                                        --------------------------------------
---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           The Berkeley Financial Group, Inc.
           I.R.S. No. 04-3145626

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
      Shares                 -0-

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  -0-

                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  -0-

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None, except through its indirect, wholly-owned subsidiary, John Hancock Advisers, Inc.

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 5 OF 10 PAGES





-----------------------------------------                                        --------------------------------------
CUSIP No.   36317Q104                                      13G                   Page  6  of  10  Pages
-----------------------------------------                                        --------------------------------------
---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           John Hancock Advisers, Inc.
           I.R.S. No. 04-2441573

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
      Shares                 1,009,490

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  -0-

                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  1,009,490

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,009,490

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           10.1%

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IA

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 6 OF 10 PAGES




         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference.
The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. Seess.240.13d-7 for other parties for whom copies are to be sent.

         Attention: Intentional misstatements or omissions of fact constitute
Federal criminal violations (See 18 U.S.C. 1001)

         Item 1(a)    Name of Issuer:
                      --------------
                      Galaxy Nutritional Foods, Inc.

         Item 1(b)    Address of Issuer's Principal Executive Offices:
                      -----------------------------------------------
                      2441 Viscount Row
                      Orlando, FL 32809

         Item 2(a)    Name of Person Filing:
                      ---------------------
                      This filing is made on behalf of John Hancock Financial
                      Services, Inc. ("JHF") JHF's direct, wholly-owned
                      subsidiary, John Hancock Life Insurance Company
                      ("JHLICO"), JHLICO's direct, wholly-owned subsidiary, John
                      Hancock Subsidiaries, Inc. ("JHSI"), JHSI's direct,
                      wholly-owned subsidiary, The Berkeley Financial Group,
                      Inc. ("TBFG") and TBFG's wholly-owned subsidiary, John
                      Hancock Advisers, Inc. ("JHA").

         Item 2(b)    Address of the Principal Offices:
                      --------------------------------
                      The principal business offices of JHF, JHLICO and JHSI are located at John Hancock Place, P.O. Box 111, Boston, MA
                      02117. The principal business offices of TBFG and JHA are
                      located at 101 Huntington Avenue, Boston, Massachusetts
                      02199.

         Item 2(c)    Citizenship:
                      -----------
                      JHLICO was organized and exists under the laws of the
                      Commonwealth of Massachusetts. JHF, JHSI, TBFG and JHA
                      were organized and exist under the laws of the State of
                      Delaware.

         Item 2(d)    Title of Class of Securities:
                      ----------------------------
                      Common Stock

         Item 2(e)    CUSIP Number:
                      ------------
                      36317Q104

         Item 3       If the Statement is being filed pursuant to Rule 13d-1(b), or
                      -------------------------------------------------------------
                      13d-2(b), check whether the person filing is a:
                      ----------------------------------------------

                      JHF:          (g) (X) Parent Holding Company, in accordance with
                                            ss.240.13d-1(b)(ii)(G).

                      JHLICO:       (c) (X) Insurance Company as defined inss.3(a)(19) of the Act.

                                    (e) (X) Investment Adviser registered under ss.203 of the
                                            Investment Advisers Act of 1940.

                                    (g) (X) Parent Holding Company, in accordance with
                                            ss.240.13d-1(b)(ii)(G).

                      JHSI:         (g) (X) Parent Holding Company, in accordance with
                                            ss.240.13d-1(b)(ii)(G).


                               PAGE 7 OF 10 PAGES




                      TBFG:         (g) (X) Parent Holding Company, in accordance with
                                            ss.240.13d-1(b)(ii)(G).

                      JHA:          (e) (X) Investment Adviser registered under ss.203 of
                                            the Investment Advisers Act of 1940.

         Item 4       Ownership:
                      ---------

                      (a)    Amount Beneficially Owned:
                             -------------------------
                             JHA has direct beneficial ownership of 1,009,490 shares of
                             Common Stock. Through their parent-subsidiary relationship to JHA, JHF, JHLICO, JHSI and TBFG have indirect, beneficial ownership of these same shares.

                      (b)    Percent of Class:   10.1%
                             ----------------

                      (c)    (i)    sole power to vote or to direct the
                                    vote: JHA has sole power to vote or direct
                                    the vote of the 1,009,490 shares of Common
                                    Stock under the Advisory Agreements as
                                    follows:
                                                                                Number       Date of
                                Fund Name                                       of Shares    Advisory Agreement
                                ---------                                       ---------    ------------------
                                Focused Relative Value                          100,000      November 1, 2000
                                Raytheon                                        230,000      January 20, 2000
                                Small Cap Value                                 603,700      October 31, 1998
                                Small Capitalization Value-Y                    75,000       April 3, 1995
                                JHA Private Accounts                            790

                             (ii)   shared power to vote or to direct the vote: -0-

                             (iii)  sole power to dispose or to direct the disposition of:
                                    JHA has sole power to dispose or to direct
                                    the disposition of the 1,009,490 shares of
                                    Common Stock under the Advisory Agreements
                                    noted in Item 4(c)(i) above.

                             (iv)   shared power to dispose or to direct the disposition of: -0-

         Item 5       Ownership of Five Percent or Less of a Class:
                      --------------------------------------------
                      Not applicable.

         Item 6       Ownership of More than Five Percent on Behalf of Another Person:
                      ---------------------------------------------------------------
                      See Item 4.

         Item 7       Identification and Classification of the Subsidiary which Acquired
                      ------------------------------------------------------------------
                      the Security Being Reported on by the Parent Holding Company:
                      ------------------------------------------------------------
                      See Items 3 and 4 above.

         Item 8       Identification and Classification of Members of the Group:
                      ---------------------------------------------------------
                      Not applicable.

         Item 9       Notice of Dissolution of a Group:
                      --------------------------------
                      Not applicable.

         Item 10      Certification:
                      -------------
                      By signing below the undersigned certifies that, to the
                      best of its knowledge and belief, the securities referred
                      to above were acquired in the ordinary course of business
                      and were not acquired for the purpose of and do not have
                      the effect of changing or influencing the control of the
                      issuer of such securities and were not acquired in
                      connection with or as a participant in any transaction
                      having such purpose or effect.


                               PAGE 8 OF 10 PAGES



                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                                     John Hancock Financial Services, Inc.

                                                     By:      /s/Barry J. Rubenstein
                                                              ----------------------
                                                              Name:    Barry J. Rubenstein
Dated:  May 10, 2001                                          Title:   Vice President, Counsel & Secretary

                                                     John Hancock Life Insurance Company

                                                     By:      /s/Gregory P. Winn
                                                              ------------------
                                                              Name:    Gregory P. Winn
Dated:  May 10, 2001                                          Title:   Vice President & Treasurer

                                                     John Hancock Subsidiaries, Inc.

                                                     By:      /s/Gregory P. Winn
                                                              ------------------
                                                              Name:    Gregory P. Winn
Dated:  May 10, 2001                                          Title:   Treasurer

                                                     The Berkeley Financial Group, Inc.

                                                     By:      /s/Susan S. Newton
                                                              ------------------
                                                              Name:    Susan S. Newton
Dated: May 10, 2001                                           Title:   Senior Vice President

                                                     John Hancock Advisers, Inc.

                                                     By:      /s/Susan S. Newton
                                                              ------------------
                                                              Name:    Susan S. Newton
Dated:  May 10, 2001                                          Title:   Senior Vice President


                               PAGE 9 OF 10 PAGES




EXHIBIT A
                             JOINT FILING AGREEMENT

         John Hancock Financial Services, Inc., John Hancock Life Insurance
Company, John Hancock Subsidiaries, Inc., The Berkeley Financial Group, Inc. and
John Hancock Advisers, Inc. agree that the Schedule 13G (Amendment No. 1), to which this Agreement is attached, relating to the Common Stock of Galaxy
Nutritional Foods, Inc. is filed on behalf of each of them.


                                                     John Hancock Financial Services, Inc.

                                                     By:      /s/Barry J. Rubenstein
                                                              ----------------------
                                                              Name:    Barry J. Rubenstein
Dated:  May 10, 2001                                          Title:   Vice President, Counsel  & Secretary

                                                     John Hancock Life Insurance Company

                                                     By:      /s/Gregory P. Winn
                                                              ------------------
                                                              Name:    Gregory P. Winn
Dated:  May 10, 2001                                          Title:   Vice President & Treasurer

                                                     John Hancock Subsidiaries, Inc.

                                                     By:      /s/Gregory P. Winn
                                                              ------------------
                                                              Name:    Gregory P. Winn
Dated:  May 10, 2001                                          Title:   Treasurer

                                                     The Berkeley Financial Group, Inc.

                                                     By:      /s/Susan S. Newton
                                                              ------------------
                                                              Name:    Susan S. Newton
Dated:  May 10, 2001                                          Title:   Senior Vice President

                                                     John Hancock Advisers, Inc.

                                                     By:      /s/Susan S. Newton
                                                              ------------------
                                                              Name:    Susan S. Newton
Dated:  May 10, 2001                                          Title:   Senior Vice President

                               PAGE 10 OF 10 PAGES